Exhibit 9


                             STOCKHOLDERS AGREEMENT

    AGREEMENT, dated October 17, 1995 (this "Agreement"), by and among CUC International Inc., a Delaware corporation ("Parent"), and each of the other parties signatory hereto (each, a "Stockholder", and collectively, the "Stockholders").

                                  WITNESSETH:

    WHEREAS, concurrently herewith, Parent, Retreat Acquisition Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and Advance Ross Corporation, a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement) pursuant to which Merger Sub will be merged with and into the Company (the "Merger");

    WHEREAS, each of the Stockholders owns the number of shares, par value $.01 per share, of common stock of the Company (the "Shares" or "Company Common Stock") of the Company set forth opposite such Stockholder's name on Schedule I hereto;

    WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement;

    NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

    1. Provisions Concerning Company Common Stock. Each Stockholder hereby agrees that during the period commencing on the date hereof and continuing until the first to occur of the Effective Time and termination of the Merger Agreement in accordance with its terms, at any meeting of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, such Stockholder shall vote (or cause to be voted) the Shares held of record or Beneficially Owned (as defined below) by such Stockholder, whether heretofore owned or hereafter acquired, (i) in favor of approval of the Merger Agreement and any actions required in furtherance thereof and hereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement (after giving effect to any materiality or similar qualifications contained therein); and
(iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company; (B) a sale, lease or transfer of a material amount of assets of the Company, or a reorganization, recapitalization, dissolution or liquidation of the Company; (C)
(1) any change in a majority of the persons who constitute the board of directors of the Company; (2) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-Laws; (3) any other material change in the Company's corporate structure or business; or (4) any other action which, in the case of each of the matters referred to in clauses C (1), (2), (3) or (4), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by this Agreement and the Merger Agreement. Such Stockholder shall not enter into any agreement or understanding with any Person (as defined below) the effect of which would be inconsistent or violative of the provisions and agreements contained in Section 1 or 2 hereof. For purposes of this Agreement, "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities

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(as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially
Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as within the meanings of Section 13(d)(3) of the Exchange Act. For purposes of this Agreement, "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

    2. Other Covenants, Representations and Warranties. Each Stockholder hereby represents and warrants to Parent as follows:

        (a) Ownership of Shares. Such Stockholder is the record and Beneficial Owner of the number of Shares set forth opposite such Stockholder's name on
    Schedule I hereto. On the date hereof, the Shares set forth opposite such Stockholder's name on Schedule I hereto constitute all of the Shares owned of record or Beneficially Owned by such Stockholder. Such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares set forth opposite such Stockholder's name on Schedule I hereto, with no limitations, qualifications or restrictions on such rights.

        (b) Power; Binding Agreement. Such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is Trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such stockholder of the transactions contemplated hereby. If such Stockholder is married and such Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such person in accordance with its terms.

        (c) No Conflicts. (A) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and
    (B) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (1) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may be bound, or (2) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any of such Stockholder's properties or assets.

        (d) No Finder's Fees. Other than existing financial advisory and investment banking arrangements and agreements between the Company and Allen & Company Incorporated, no broker, investment banker, financial adviser or other person is entitled to any broker's, finder's,

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    financial adviser's or other similar fee or commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by or on behalf of such Stockholder.

        (e) No Solicitation. From and after the date hereof until termination of the Merger Agreement, such Stockholder shall not, in his, her or its capacity as such, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction or agree to or endorse any Competing Transaction, or authorize or permit any of such Stockholder's agents, and such Stockholder shall promptly notify Parent orally (in all events within two business days) and in writing (as promptly thereafter as practicable) of the material terms and status of all inquiries and proposals which he, she or it, or any such agent, may receive after the date hereof relating to any of such matters and, if such inquiry or proposal is in writing, such Stockholder shall deliver to Parent a copy of such inquiry or proposal promptly. Such Stockholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations, with any parties conducted heretofore with respect to any of the foregoing.

        (f) Restriction on Transfer, Proxies and Non-Interference. Such Stockholder shall not, directly or indirectly: (i) except as contemplated by the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder's Shares or any interest therein; (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Agreement.

        (g) Reliance by Parent. Such Stockholder understands and acknowledges that Parent is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

    3. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

    4. Stop Transfer. Each Stockholder agrees with, and covenants to, Parent that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

    5. Termination. Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Shares shall terminate upon the earlier of (a) termination of the Merger Agreement in accordance with its terms and (b) the Effective Time.

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    6. Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director of the Company makes any agreement or understanding herein in his or her capacity as such director. Each Stockholder signs solely in his or her capacity as the record and beneficial owner of such Stockholder's Shares.

    7. Confidentiality. The Stockholders recognize that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, each Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than such Stockholder's counsel and advisors, if any) without the prior written consent of Parent, except for disclosures such Stockholder's counsel advises are necessary in order to fulfill such Stockholder's obligations imposed by law, in which event such Stockholder shall give notice of such disclosure to Parent as promptly as practicable so as to enable Parent to seek a protective order from a court of competent jurisdiction with respect thereto.

    8. Release. Each of the Stockholders, solely in such person's capacity as a stockholder of the Company, hereby releases and discharges the Company and its officers, directors, stockholders, employees, agents, attorneys, representatives, successors and assigns (and the respective heirs, executors, administrators, representatives, successors and assigns of such officers, directors, stockholders, employees, agents, attorneys and representatives) from any and all claims, actions, causes of action, suits, debts, sums of money, controversies, agreements, promises, damages, judgments, claims and demands whatsoever, at law or in equity, which any of the Stockholders, as a result of such person's status as a stockholder of the Company, had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever relating, directly or indirectly, to the Company or the Surviving Corporation, as the case may be.

    9. Miscellaneous.

        (a) Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

        (b) Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

        (c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party, provided that Parent may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

        (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, with respect to any one or more Stockholders, except upon the execution and delivery of a written agreement executed by the relevant parties hereto; provided that Schedule I hereto may be supplemented by Parent by adding the name and other relevant information concerning any Stockholder of the Company who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.

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        (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to Any Stockholder:                 At the Addresses Set Forth
                                       on Schedule I Hereto

with a copy to:                        Katten Muchin & Zavis
                                       525 West Monroe Street
                                       Suite 1600
                                       Chicago, Illinois 60661
                                       Attention: Herbert S. Wander, Esq.
                                       Telephone: (312) 902-5200
                                       Facsimile: (312) 902-1061

If to Parent or Merger Sub:            CUC International Inc.
                                       707 Summer Street
                                       Stamford, Connecticut 06901
                                       Telephone: (203) 324-9261
                                       Facsimile: (203) 977-8501
                                       Attention: Amy N. Lipton, Esq.

with a copy to:                        Weil, Gotshal & Manges
                                       767 Fifth Avenue
                                       New York, New York 10153
                                       Telephone: (212) 310-8000
                                       Facsimile: (212) 310-8007
                                       Attention: Howard Chatzinoff, Esq.

    or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

        (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

        (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

        (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

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        (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

        (j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

        (k) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

        (l) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY SUCH ACTION, SUIT OR PROCEEDING.

        (m) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        (n) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

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    IN WITNESS WHEREOF, Parent and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                              CUC INTERNATIONAL INC.

                                              By: /s/ COSMO CORIGLIANO
                                                  ..............................
                                                  Name:   Cosmo Corigliano
                                                  Title:  Senior Vice President
                                                            and Chief Financial
                                                            Officer

                                              By: /s/ HARVE A. FERRILL
                                                  ..............................
                                                  Harve A. Ferrill

                                              By: /s/ DUANE R. KULLBERG
                                                  ..............................
                                                  Duane R. Kullberg

                                              By: /s/ THOMAS J. PETERSON
                                                  ..............................
                                                  Thomas J. Peterson

                                              By: /s/ HERBERT S. WANDER
                                                  ..............................
                                                  Herbert S. Wander

                                              By: /s/ PAUL G. YOVOVICH
                                                  ..............................
                                                  Paul G. Yovovich

                                              By: /s/ ROGER E. ANDERSON
                                                  ..............................
                                                  Roger E. Anderson

                                              By: /s/ HAROLD E. GUENTHER
                                                  ..............................
                                                  Harold E. Guenther

                                              By: /s/ RANDY M. JOSEPH
                                                  ..............................
                                                  Randy M. Joseph

AGREED TO AND ACKNOWLEDGED
(with respect to Section 2):



ADVANCE ROSS CORPORATION



By: /s/ HARVE A. FERRILL
    .................................
    Name: Harve A. Ferrill
    Title:  Chairman of the Board and
             Chief Executive Officer

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                                 SCHEDULE I TO
                             STOCKHOLDERS AGREEMENT
                             ----------------------

    NAME AND ADDRESS                                      NUMBER OF SHARES OWNED
    ----------------                                      ----------------------

Roger E. Anderson......................................             9,432
14 Oriole Avenue
Broxville, NY 10708

Harve A. Ferrill.......................................           142,600
1300 N. Lakeshore Drive, Apt. 26B
Chicago, IL 60610

Harold E. Guenther.....................................             6,000
417 Dana Lane
Barrington, IL 60010

Randy M. Joseph........................................             1,200(1)
130 Bentley Court
Deerfield, IL 60015

Duane R. Kullberg......................................             5,000
179 East Lake Shore Drive, Apt. 1001
Chicago, IL 60611

Thomas J. Peterson.....................................            16,000(2)
1649 N. Russell Road
Bloomington, IN 47407

Paul G. Yovovich.......................................             6,400
1007 Forest
Wilmette, IL 60091

Herbert S. Wander......................................            20,000
2023 Linden Avenue
Highland Park, IL 60035

------------
(1) Mr. Joseph's wife owns 200 shares for which he disclaims beneficial ownership.

(2) Shares voting power on 12,000 shares. Mr. Peterson's wife owns 4,000 shares for which he disclaims beneficial ownership.

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